UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Concentrix Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 9, 2022
Dear Concentrix Corporation Stockholder:
We invite you to attend our 2022 Annual Meeting of Stockholders, which will be held at 10:00 a.m. Eastern Daylight Time on Tuesday, March 22, 2022. The Annual Meeting will again be held in a virtual format to provide a safe and convenient experience for our stockholders. Stockholders who held shares of Concentrix Corporation common stock as of the record date of January 24, 2022 will be able to attend the meeting by logging in at www.virtualshareholdermeeting.com/CNXC2022. Details regarding attending and voting at the Annual Meeting and the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is very important to our Board of Directors. Whether or not you attend the Annual Meeting, we encourage you to vote your shares of Concentrix common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
Thank you for your ongoing support of, and continued interest in, Concentrix Corporation.

Sincerely,

Kathryn Marinello
Chair of the Board

Chris Caldwell
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
CONCENTRIX CORPORATION

44111 Nobel Drive
Fremont, California 94538

The 2022 Annual Meeting of Stockholders of Concentrix Corporation will be held in a virtual meeting format at www.virtualshareholdermeeting.com/CNXC2022, on Tuesday, March 22, 2022 at 10:00 a.m. Eastern Daylight Time. We are holding the Annual Meeting to consider and act upon:
(1)     the election of eight directors nominated by our Board of Directors and named in the Proxy Statement;
(2)     the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022;
(3)     the approval, on an advisory basis, of the compensation of our named executive officers; and
(4)     such other business as may be properly brought before the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may attend and vote at the Annual Meeting if you were a Concentrix Corporation stockholder of record at the close of business on January 24, 2022, the record date for the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote through the virtual meeting platform if you choose to attend the meeting.

By order of the Board of Directors,
Jane C. Fogarty
Executive Vice President, Legal
and Corporate Secretary
Fremont, California
February 9, 2022

PROXY STATEMENT

OVERVIEW OF PROXY STATEMENT AND 2022 ANNUAL MEETING
The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing the matters to be considered at the Concentrix Corporation 2022 Annual Meeting of Stockholders. In this Proxy Statement, “we,” the “Company,” and “Concentrix” refer to Concentrix Corporation. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, as well as our Annual Report on Form 10-K for the year ended November 30, 2021, before voting. This Proxy Statement and a proxy card are first being sent to stockholders on or about February 9, 2022.

Attending the Annual Meeting
Date and Time:	Record Date:
Tuesday, March 22, 2022	January 24, 2022
10:00 a.m. Eastern Daylight Time

Virtual Meeting Platform: www.virtualshareholdermeeting.com/CNXC2022

Voting at the Annual Meeting
Telephone:	Online:	Mail:	At the Meeting:
(800) 690-6903	www.proxyvote.com	Return proxy card	Through the virtual
24 hours a day	24 hours a day	in the postage-paid	meeting platform
7 days a week	7 days a week	envelope provided

Annual Meeting Agenda
Proposal 1:	Proposal 2:	Proposal 3:
Election of Directors (see page 14)	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation

The following table provides summary information about our eight director nominees, each of whom currently serves on our Board. Concentrix is committed to diversity and inclusion across our organization and believes this starts with our highly skilled and diverse Board. A majority of our initial Board members are women, and one quarter are ethnically diverse. The Board recommends that you vote FOR each of the director nominees.

Name and Principal Occupation	Age	Director Since	Independent	Current Committees
Chris Caldwell President and CEO, Concentrix Corporation	49	2020	No	Executive
Teh-Chien Chou President, Harbinger Venture Management Co., Ltd.	64	2020	Yes	Audit (Chair), Executive, Nominating and Governance
LaVerne H. Council Chief Executive Officer, Emerald One, LLC	60	2020	Yes	Audit, Compensation
Jennifer Deason Chairwoman and Chief Executive Officer, Belong Acquisition Corp.	46	2020	Yes	Audit, Nominating and Governance
Kathryn Hayley Chief Executive Officer, Rosewood Advisory Services, LLC	63	2020	Yes	Compensation (Chair), Executive, Nominating and Governance
Kathryn Marinello Chief Executive Officer, PODS	65	2020	Yes	Executive
Dennis Polk Executive Chair, Integration Lead and Head of Global Businesses, TD SYNNEX Corporation	55	2020	No	None
Ann Vezina Former Executive, Xerox Business Services	58	2020	Yes	Compensation, Executive, Nominating and Governance (Chair)

Diverse Board Composition
% Women	% Ethnically Diverse	Age

Proposal 1:	Proposal 2:	Proposal 3:
Election of Directors	Ratification of Appointment of KPMG LLP (see page 18)	Advisory Vote on Executive Compensation

KPMG LLP has been our independent registered public accounting firm since 2019. The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.

Proposal 1:	Proposal 2:	Proposal 3:
Election of Directors	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation (see page 20)

Consistent with Securities and Exchange Commission (the “SEC”) regulations, we are holding a non-binding advisory vote on executive compensation, commonly known as “say-on-pay,” to provide our stockholders with an opportunity to express their views on our named executive officers’ compensation.
Fiscal year 2021 was a transition year for our executive compensation program. Prior to the completion of our separation (the “spin-off”) from SYNNEX Corporation (now TD SYNNEX Corporation) (“TD SYNNEX”) in December 2020, Concentrix was not an independent company, and our employees participated in the compensation and benefit programs of TD SYNNEX and its subsidiaries. In fiscal year 2021, our newly constituted Board of Directors and Compensation Committee developed a new structure for our executive compensation program that is aligned to our strategy and long-term stockholder value. These compensation programs were developed to support our culture, to attract, retain, and motivate executives who can contribute to our future success as a global organization, and to reinforce the achievement of strategic financial metrics aligned with long-term sustainable profitability and growth. See “Compensation Discussion and Analysis” in this Proxy Statement for a discussion of our executive compensation programs and the compensation earned by our executive officers in fiscal year 2021.
Our executive compensation program and compensation philosophy is supported by policies and practices that reflect our commitment to do right by and for people, including the following:

What We Do		What We Do Not Do
☑	Balance cash and equity compensation with a strong emphasis on pay-for-performance and at-risk compensation	☒	No guaranteed minimum payouts or uncapped incentive award opportunities

☑	Enhance retention and alignment with long-term stockholder value through multi-year performance periods and vesting cycles	☒	No easily achievable target performance goals

☑	Provide incentive award opportunities based on metrics that promote long-term stockholder value	☒	No excessive perquisites or personal benefits for executive officers

☑	Require executive officers and directors to own and retain common shares that have significant value to strengthen alignment with stockholder interests	☒	No single-trigger change of control benefits or special retirement plans for executive officers

☑	Assess the competitiveness of our executive compensation program by comparison to a group of peer companies	☒	No hedging transactions, short sales or other derivative transactions in our common stock by our directors, officers and staff
The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CONCENTRIX CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 2022:
As permitted by SEC rules, we are furnishing our proxy materials, which include our 2021 Annual Report to Stockholders and this Proxy Statement, to stockholders by providing access to the proxy materials on the Internet at www.proxyvote.com. We are mailing stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials and how to vote by proxy online. Stockholders can request a printed copy of the proxy materials by following the instructions in the Notice.
ABOUT THE ANNUAL MEETING
Who May Attend and Vote at the Annual Meeting
You may vote at the Annual Meeting if you were a holder of shares of Concentrix common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on January 24, 2022 (the “record date”). Each share of Common Stock is entitled to one vote on each matter presented for action at the Annual Meeting of Stockholders (the “Annual Meeting”).
How to Attend the Annual Meeting
Our Annual Meeting will again be held in a virtual format to provide a safe and convenient experience for our stockholders. The Annual Meeting will be conducted via live webcast at 10:00 a.m. Eastern Daylight Time on Tuesday, March 22, 2022. Stockholders who held Common Stock as of the record date for the meeting can participate in the virtual Annual Meeting and ask questions about matters that are relevant to the items of business on the agenda.
To attend, participate in, vote, ask questions, and examine the list of stockholders during the virtual Annual Meeting, stockholders who held shares of Common Stock as of the close of business on the record date should visit www.virtualshareholdermeeting.com/CNXC2022 and enter the unique 16-digit control number that was included on the notice of internet availability, proxy card, or the instructions that accompanied your proxy materials. You are welcome to log in as early as 15 minutes before the start time of the Annual Meeting on March 22, 2022.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you plan to attend the live webcast, we recommend a strong WiFi or internet connection for the best viewing experience. We encourage you to access the virtual meeting platform before the meeting begins to confirm your log-in credentials, familiarize yourself with the platform and ensure that your streaming audio is working correctly. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
How to Vote at the Annual Meeting
The Company’s Board of Directors (the “Board”) is asking for your proxy in advance of the Annual Meeting. Giving your proxy means that you authorize the individuals designated as proxies to vote your shares of Common Stock at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your shares of Common Stock in one of several ways, depending on how you hold your shares.
Stockholders of Record. If your Common Stock is registered directly in your name with the Company’s transfer agent, you are considered the “stockholder of record” of those shares and you may:

(	Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern Daylight Time on March 21, 2022. Please have your proxy card on hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
OR

8
Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern Daylight Time on March 21, 2022. Please have your proxy card on hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
+	If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card prior to the Annual Meeting in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
OR
I	Vote your shares by attending the Annual Meeting virtually and submitting your vote through the virtual meeting platform at www.virtualshareholdermeeting.com/CNXC2022.
For information about shares of Common Stock registered in your name, call Computershare toll free at (877) 373-6374 or access your account via the Internet at www.computershare.com/investor.
Beneficial Owners. If you hold your shares of Common Stock in a brokerage account or though a bank or other nominee, your broker, bank or other nominee is considered the “stockholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares at the virtual Annual Meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received.
If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022 (Proposal 2). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3).
Voting by Proxy. Your vote by proxy covers all shares of Common Stock registered in your name. If you vote your shares by proxy (whether on the Internet, by toll-free telephone call or by returning a proxy card by mail) and you do not direct specific voting instructions, the shares represented will be voted consistent with the Board’s recommendations:
•FOR the election of all eight director nominees named in this Proxy Statement;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
•In the discretion of the proxy holders on any other matters properly brought before the meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote by proxy on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card.
401(k) Plan Shares. If you own shares of Common Stock in the Concentrix Corporation Retirement and Savings Plan (the “401(k) Plan”), your proxy card also covers those shares. The trustee of the 401(k) Plan will vote your 401(k) Plan shares as directed by you. If you do not provide voting instructions, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in proportion to the voting instructions it has received. To vote your 401(k) Plan shares, you may use one of the methods described above under “Stockholders of Record,” but your vote must be received by 11:59 p.m. Eastern Daylight Time on March 17, 2022.

How to Change or Revoke Your Vote
Attending the virtual Annual Meeting does not automatically revoke or cancel your prior vote by proxy. If you are a stockholder of record, you may change or revoke your vote by proxy if you:
•Deliver a written notice of revocation to our Corporate Secretary prior to votes being cast at the Annual Meeting;
•Execute and return a later-dated proxy prior to votes being cast at the Annual Meeting;
•Cast a new vote by proxy on the Internet or by toll-free telephone call before 11:59 p.m. Eastern Daylight Time, on March 21, 2022; or
•Attend the virtual Annual Meeting and submit a new vote through the virtual meeting platform.
If you are a beneficial owner, follow the instructions provided by your broker, bank or other nominee to revoke your vote by proxy, if applicable.
Quorum
We will have a quorum to conduct business at the Annual Meeting if holders of a majority of the outstanding shares of Common Stock as of the close of business on the record date are present or represented by proxy at the meeting. In determining a quorum, shares of Common Stock held by stockholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be considered present at the Annual Meeting.
CORPORATE GOVERNANCE
Governance Policies
Our Corporate Governance Guidelines and Code of Ethical Business Conduct are available on the “Governance Documents” page of the Investor Relations section of our website at www.concentrix.com, and copies of each may be obtained upon request from our Corporate Secretary. Our Corporate Governance Guidelines contain information about the structure and functioning of our Board, including with respect to Board and Committee composition, independence, membership criteria and stock ownership guidelines.
We rely on our Code of Ethical Business Conduct to communicate the legal and ethical standards for how we conduct our business, including our adherence to applicable Nasdaq Stock Market (“Nasdaq”) listing standards and SEC regulations. All of our directors, officers and employees are required to comply with the Code, and we translate the Code into approximately 20 languages to ensure our staff around the globe can read the principles of the Code in their primary language.
We have a robust whistleblower program that is overseen by the Audit Committee. Stockholders, staff, clients and other interested parties can anonymously submit complaints, including violations of the Code of Ethical Business Conduct, online, by calling a toll-free number or through a written communication sent to the Chair of the Audit Committee. Information regarding the reports received through our whistleblower program are reviewed quarterly with the Audit Committee.
We intend to disclose any waivers from, or amendments to, our Code of Ethical Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer and persons performing similar functions that are required to be disclosed by Item 5.05 of Form 8-K by timely posting disclosure of such events on our website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Related Party Transactions
Our written related party transactions policy requires our Audit Committee to review any transaction, arrangement or relationship or series thereof that will involve more than $120,000 in which the Company is a participant, and in which any related party (directors, executive officers, holders of more than five percent of the Common Stock and immediate family members of any of the foregoing) has a direct or indirect interest (each a “related party transaction”). In determining whether to ratify or approve a related party transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the approximate dollar value of the transaction, and whether the proposed transaction includes any potential reputational risk to the Company. Executive officer and non-employee director compensation reported in this proxy statement is not considered a related party transaction.
Since the beginning of our fiscal year 2021, there have been no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.
Risk Management
The Board, directly and indirectly through its committees, oversees the Company’s risk management process, including risks related to climate change, executive officer succession planning and cybersecurity. The full Board is informed of each committee’s risk oversight activities through regular reports from the committee chairs. Strategic, operational, financial and competitive risks are presented and discussed at the Board’s quarterly meetings, and the Board conducts an annual review of our long-term strategic plans.
At the committee level, the Audit Committee has oversight responsibility for our risk assessment and management activities, including with respect to information technology, cybersecurity and privacy. The Nominating and Governance Committee assists the Board in overseeing the Company’s governance risks, including Board composition and succession, and compliance with SEC and Nasdaq regulations related to corporate governance. The Compensation Committee oversees the Company’s compensation policies and practices and related human capital and compensation risks.
Compensation Risk Assessment. In consultation with the Compensation Committee and the Committee’s independent compensation consultant, members of management from the Company’s People Solutions and Legal departments annually assess whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including employees other than our named executive officers. The risk assessment in 2021 included a review of compensation program policies and practices, the design of our incentive plans and policies, the risk characteristics of our business, the alignment of our compensation program to our company strategy, our internal controls and related risk management programs, and the compensation program’s risk mitigation features.
Management reported its findings to the Compensation Committee, and after review and discussion, the Committee concluded that our compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on our business. Factors considered by the Committee as part of its review include:
•    Our compensation programs have a balance of short- and long-term incentive programs that measure performance against multiple metrics that enhance long-term stockholder value, aligning our team with our short- and long-term strategy.
•    Incentive award opportunities have appropriate thresholds and caps, are plotted along a continuum, and are not highly leveraged with significant escalations in payout for incremental performance.
•    Long-term incentive awards align the interests of equity award recipients with those of stockholders.
•    Equity awards have multi-year vesting provisions, which promote long-term value creation, aid in retention, and reduce the potential for short-term risk taking.

•    Our share ownership guidelines require our executive officers and directors to own a significant amount of Common Stock so that each individual has personal wealth tied to our long-term success and is thereby aligned with stockholder interests.
•    Our compensation programs are evaluated against peer data to maintain competitiveness and market appropriateness in light of our industry, size and performance.
•    The Compensation Committee receives input from an independent compensation consultant on executive compensation programs.
•    Our Insider Trading Policy restricts trading of Company securities by executive officers and other leaders to open trading windows following pre-clearance by our Legal Department and prohibits hedging, short sales and other derivative transactions in the Company’s securities.
BOARD OF DIRECTORS
Leadership Structure
The Board regularly considers its leadership structure and believes that it is important to retain the flexibility to determine the appropriate leadership structure for the Company and its stockholders. Since the Company became a standalone public company upon its spin-off in December 2020, the Board has maintained separate roles for the Chief Executive Officer (“CEO”) and Board Chair with Ms. Marinello serving as Chair of the Board. This separation enables the CEO to focus on the Company’s operations and day-to-day management of the Company, while the Chair focuses on leading the Board in its responsibilities.
Director Independence
The Board annually reviews the independence of each director. Our Corporate Governance Guidelines require that a majority of the Board members qualify as independent directors under the Nasdaq listing standards. Based on the information provided by each director and the Board’s most recent review, the Board has determined that each of Mr. Chou and Mses. Council, Deason, Hayley, Marinello and Vezina qualifies as independent. Mr. Caldwell is not considered independent due to his current employment as our President and Chief Executive Officer. Mr. Polk is not considered independent due to his role as an executive officer of TD SYNNEX, which was the parent company of Concentrix prior to our spin-off in December 2020.
In evaluating the independence of Ms. Marinello, the Board considered the engagement of Concentrix to provide customer experience (“CX”) solutions for PODS for whom Ms. Marinello serves as Chief Executive Officer. In fiscal year 2021, PODS made payments to Concentrix of approximately $2.9 million in connection with these services, which represented less than 0.1% of our fiscal year 2021 revenue. The Board has determined that this arms-length commercial relationship does not affect the ability of Ms. Marinello to exercise independent judgment in carrying out her responsibilities as a member of the Board.
Director Qualifications and Nomination Process
The Nominating and Governance Committee is responsible for identifying, screening and recommending persons for nomination by the Board for election as directors. In accordance with our Corporate Governance Guidelines and with oversight from the Board, the Nominating and Governance Committee regularly assesses the skills and experience of the current Board members. Areas of focus include:
•experience in industries of importance to the Company’s business, including technology, communications and media, retail, travel and e-commerce, banking, financial services and insurance, and healthcare;
•expertise in areas relevant to the Board’s oversight responsibilities, including senior management of a large organization and experience with global business, mergers and acquisitions, finance, marketing and sales, human resources, information technology and cybersecurity, business development and strategy, and governance;

•a multi-stakeholder viewpoint and commitment to global citizenship that recognizes the importance of environmental, social and corporate governance factors in oversight of the Company;
•diversity of race, ethnicity, gender, age, cultural background and professional experiences;
•personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation for integrity, trust, respect, competence and adherence to the highest ethical standards; and
•whether the individual is free of conflicts and has the time required for preparation, participation and attendance at all meetings.
The Nominating and Governance Committee reviews these areas in the context of the current composition of the Board, identifying areas of present need and potential gaps in the future. In determining whether to nominate an individual for election or an incumbent director for re-election, the Nominating and Governance Committee and the Board consider the factors described above as well as an incumbent director’s satisfactory performance and other matters they deem relevant. These factors are considered in the judgment of the Nominating and Governance Committee and the Board, and no rigid formula or weighting is applied.
Suggestions for director nominees can be brought to the Board’s attention by the Nominating and Governance Committee, by individual members of the Board or by stockholders. The Nominating and Governance Committee also has the authority to engage third-parties to assist in identifying candidates. Candidates recommended by stockholders are evaluated in the same manner as candidates recommended by others.
Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of our proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the prior year’s Annual Meeting, we must receive the stockholder’s notice by the later of the 90th day prior to the Annual Meeting and the 10th day following public disclosure of the date of the Annual Meeting. Information required by our Bylaws to be in the notice include the name, age, and business and residential address for the nominee and the person making the nomination, the principal occupation of the nominee, the number of shares of Common Stock owned by the nominee, the nominee’s written consent to serve, if elected, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be sent by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, to Concentrix Corporation, Attention: Corporate Secretary, 44111 Nobel Drive, Fremont, California 94538.
Board Diversity
Concentrix is committed to diversity and inclusion, and the highly diverse nature of the Board reflects that commitment. Our Corporate Governance Guidelines articulate the Company’s belief that a variety of experiences and points of view contributes to a more effective decision-making process and the Board’s commitment to consider diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.
The below Board Diversity Matrix reports self-identified diversity statistics for the Board in the format required by Nasdaq’s rules.

Board Diversity Matrix (as of January 6, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	3	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	2	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Meetings
The Board held five meetings in fiscal year 2021, all of which included executive sessions of the non-employee directors without management present. Each of the Board’s Committees also regularly met in executive sessions, generally at the Committee’s quarterly meeting. Each director attended more than 95% of the total number of meetings of the Board and the committees on which they served. Directors are expected to attend the Annual Meeting, and all directors attended the 2021 Annual Meeting of Stockholders.
Contacting the Board
The Board has established a process for stockholders and other interested persons to send communications to directors. Stockholders who wish to communicate with the Board as a whole or to non-management directors, may send communications in writing to: Kathryn Marinello, Chair, Concentrix Corporation, 44111 Nobel Drive, Fremont, California 94538 or Allison Leopold Tilley, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. Stockholders must include their name and address in the written communication and indicate whether they are a stockholder of Concentrix or other interested person. Ms. Marinello and Ms. Leopold Tilley will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Committee based on the subject matter.
BOARD COMMITTEES
Our Board has four standing committees: Audit; Compensation; Executive; and Nominating and Governance. The Audit, Compensation, and Nominating and Governance Committees are comprised solely of directors that are independent under applicable Nasdaq rules. Each committee has a written charter that has been approved by the Board and can be found on the “Governance Documents” page of the Investor Relations section of our website at www.concentrix.com. Copies of the committee charters are also available in printed form to any stockholder who submits a request to our Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC. Further information about each of the Board’s standing committees is set forth below.

AUDIT COMMITTEE
Current Members: Chou (Chair), Council, Deason; Audit Committee Financial Experts: Chou, Deason
Nine Meetings in 2021

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, and legal compliance functions. The Audit Committee reviews our financial statements and the periodic filings we make with the SEC. The Audit Committee oversees the audit work of our independent registered public accounting firm by approving the services performed by our independent registered public accounting firm, evaluating the independence of the accounting firm, and reviewing the accounting firm’s reports regarding our accounting practices and internal controls. The Audit Committee also has oversight responsibility for our risk assessment and management activities, including with respect to information technology, cybersecurity and privacy. Management reports to the Audit Committee on the status of the Company’s key cybersecurity controls and audits on a quarterly basis.
The Audit Committee is comprised solely of independent directors. Each of the current members of the Audit Committee is financially literate, and Mr. Chou and Ms. Deason have been determined by the Board to be audit committee financial experts. No current member of the Audit Committee serves on the Audit Committee of more than three public companies.

Audit Committee Report. As set forth in the Audit Committee charter, the Audit Committee provides oversight regarding the Company’s accounting, financial reporting, internal control, internal audit and legal compliance practices, including the integrity of the Company’s financial statements. The Company’s management is responsible for the preparation of the Company’s financial statements, its accounting and financial reporting principles, and internal controls and procedures. The Company’s independent public accountants are responsible for auditing the Company’s financial statements. During fiscal year 2021, KPMG LLP (“KPMG”) served as the Company’s independent public accountants.
The Company’s management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG. In connection with this review, the Audit Committee discussed and reviewed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (Communication with Audit Committees), and the Audit Committee, with and without management present, discussed and reviewed the results of KPMG’s examination of the financial statements, including the quality, not just the acceptability of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee has also discussed with KPMG, with and without management present, KPMG’s audit of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from KPMG written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence). In accordance with the foregoing standard, the Audit Committee discussed with KPMG matters related to KPMG’s independence and satisfied itself as to the firm’s independence. The Audit Committee also considered the compatibility of non-audit services with the firm’s independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of KPMG as the Company’s independent public accountants, subject to ongoing review and approval by the Audit Committee.
Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 for filing with the SEC. The Board approved this recommendation.
Audit Committee
Teh-Chien Chou, Chair
LaVerne Council
Jennifer Deason

COMPENSATION COMMITTEE
Current Members: Hayley (Chair), Council, Vezina
Nine Meetings in 2021

The Compensation Committee oversees our general compensation policies and approves the compensation provided to our executive officers, including the structure, metrics and goals for annual and long-term incentive plans, and the compensation provided to our non-employee directors. The Compensation Committee also reviews, administers, and approves equity-based compensation for our staff and our non-employee directors and administers our equity incentive plan and employee stock purchase plan.
The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is a current or former officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board is an executive officer of another company for which an executive officer of the Company serves as a director.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021.
Compensation Committee
Kathryn Hayley, Chair
LaVerne Council
Ann Vezina

NOMINATING AND GOVERNANCE COMMITTEE
Current Members: Vezina (Chair), Chou, Deason, Hayley
Four Meetings in 2021

The Nominating and Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, and for overseeing our Corporate Governance Guidelines and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Governance Committee is responsible for considering director nominations by stockholders. The Nominating and Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, the size and structure of the Board, director independence, and our corporate governance profile and ratings. The Nominating and Governance Committee also is actively engaged in overseeing risks associated with succession planning for the Board.

EXECUTIVE COMMITTEE
Current Members: Marinello (Chair), Caldwell, Chou, Hayley, Vezina
No Meetings in 2021

The Executive Committee is comprised of our Board Chair, our CEO and the Chairs of the Audit, Compensation, and Nominating and Governance Committees. The Executive Committee is responsible for performing the functions of the Board between regularly scheduled meetings if there is a critical need for prompt action and it is not practical to arrange a meeting of the full Board. We do not expect the Executive Committee to meet or take action regularly.

DIRECTOR COMPENSATION
Our Compensation Committee is responsible for reviewing our director compensation program and recommending adjustments, as appropriate, to the full Board. As part of its review, the Compensation Committee considers the significant time commitment and expertise required to effectively serve on our Board and its committees. The Board’s goal for our director compensation program is to provide non-employee directors with a fair compensation package that reflects the services they perform for our stockholders, as well as the performance of the Company.
In fiscal year 2021, our director compensation program consisted of an annual retainer, Board and Committee Chair retainers, and a long-term equity component, as follows:

Annual retainer	$80,000
Additional annual retainer for Board Chair	$150,000
Additional annual retainer for each Committee Chair	$20,000
Annual restricted stock grant	$125,000
Several of our non-employee directors also received a stipend of $3,000 in fiscal year 2021 for Board planning work prior to their appointment to the Board in connection with the effectiveness of our spin-off. In addition, due to the timing of our spin-off in December 2020, our non-employee directors received two restricted stock grants in fiscal year 2021. In January 2021, following our spin-off, our non-employee directors received an initial grant of restricted stock valued at $36,634, which represented a prorated portion of $125,000 based on the number of days from the date of the directors’ initial appointment through March 17, 2021, the anniversary of the TD SYNNEX 2020 annual meeting of stockholders. The January 2021 restricted stock awards vested on the date of the 2021 Annual Meeting. In April 2021, each non-employee director received the annual grant of $125,000 of restricted stock for the 2021-2022 Board service year. The April 2021 restricted stock awards were granted on the date of the 2021 Annual Meeting and will vest on the date of the 2022 Annual Meeting.
We provide coverage for directors under a director and officer liability insurance policy. We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and Committee meetings and educational seminars and conferences in accordance with our director education program.

2021 Director Compensation
The following table sets forth the compensation paid to, or earned by, each of our non-employee directors in fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Teh-Chien Chou	$103,000	$161,617	$203	$264,820
LaVerne Council	$83,000	$161,617	$203	$244,820
Jennifer Deason	$83,000	$161,617	$203	$244,820
Kathryn Hayley	$103,000	$161,617	$203	$264,820
Kathryn Marinello	$233,000	$161,617	$203	$394,820
Dennis Polk	$80,000	$161,617	$203	$241,820
Ann Vezina	$100,000	$161,617	$203	$261,820
(1)     Represents the aggregate fair values of stock awards granted to our non-employee directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), on the applicable grant date. For valuation assumptions used to calculate the fair value of our stock awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021.
As of November 30, 2021, each non-employee director other than Mr. Polk held 812 shares of unvested restricted stock. As of November 30, 2021, Mr. Polk held 10,458 shares of unvested restricted stock and stock options to purchase 178,741 shares of Common Stock, 115,176 of which were vested and exercisable. Mr. Polk’s equity awards include Concentrix restricted stock and options to purchase shares of Common Stock that were issued in connection with the conversion of TD SYNNEX equity awards upon our spin-off in December 2020.
(2)    Represents dividends paid on unvested restricted stock awards received as a non-employee director of Concentrix.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that require each non-employee director to beneficially own shares of Common Stock, whether vested or unvested, that have a value equal to five times the annual Board retainer, which is currently $80,000. The stock ownership guidelines promote and increase the ownership of Common Stock by our Board and further align the Board’s interests with those of our stockholders. Each non-employee director has five years from their initial election or appointment to the Board to satisfy the ownership guidelines and, based on this transition period, each of our non-employee directors is in compliance with the guidelines. As our non-employee director compensation program does not provide for the grant of stock options or performance-based awards, unexercised stock options and unearned performance awards are not included toward compliance with the guidelines.
PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1: Election of Directors
Our Board currently has eight directors. Each director is elected for a one-year term until the next Annual Meeting of Stockholders and until a successor is elected, or until the director’s earlier resignation, removal from office or death. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election as directors at the Annual Meeting the eight persons named below, each of whom is currently serving on the Board.
You may vote or withhold authority to vote for each of the director nominees. Cumulative voting is not permitted, which means that each stockholder may vote no more than the number of shares they own for a single director candidate. Shares of Common Stock as to which the authority to vote is withheld are not counted toward the election of the director nominees specified on the proxy. Broker non-votes will have no effect. Directors will be elected by a plurality of the votes cast, meaning that the director nominees who receive the greatest number of shares voted “for” their election are elected. However, under the Company’s Bylaws, if any director receives a greater number of “withhold” votes than votes “for” in an uncontested election, the director must promptly tender their resignation to the Board. The Board will consider the resignation and determine whether to accept or reject the resignation.
We expect that each of the eight nominees listed below will stand for re-election at the Annual Meeting. However, if any nominee is not a candidate at that time for any reason, proxies (excluding broker non-votes) will be voted for a substitute nominee designated by the Board. Proxies submitted without direction will be voted for each director nominee named below. Broker non-votes will have no effect.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

Age: 49
	Director since December 2020	Executive Committee

Chris Caldwell has served as President and Chief Executive Officer of Concentrix since December 2020 after serving as Executive Vice President of TD SYNNEX and President of Concentrix from February 2014 to December 2020. He previously served as President of Concentrix from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix from March 2007 to June 2012, and Senior Vice President, Global Business Development of TD SYNNEX from March 2007 to June 2012. Mr. Caldwell joined TD SYNNEX in 2004 as Vice President, Emerging Business through the acquisition of EMJ Data Systems Ltd.
As our Chief Executive Officer and the leader of the business for more than 14 years, Mr. Caldwell has extensive knowledge of our industry and is uniquely qualified to understand the opportunities and challenges facing Concentrix.

Chris Caldwell
President and CEO, Concentrix Corporation

Audit Committee Chair
	Age: 64	Executive Committee
	Director since December 2020	Nominating and Governance Committee

T.C. Chou has served as the President of Harbinger Venture Management Co., Ltd., a venture capital firm, since January 2000. He has also served on the boards of directors of several companies listed on the Taiwan Stock Exchange, including Synnex Technology International Corp. since 2000, Getac Technology Corp since 2009, and Intech Biopharma Ltd. since 2014. Dr. Chou holds a Bachelor of Science from National Taiwan University, a Master of Business Administration from Wharton Business School at the University of Pennsylvania, and a Ph.D. from Rutgers University.
Dr. Chou was chosen to serve on our Board due to his strong background in finance and his substantial experience with public company boards of directors, including several technology-focused companies.

Teh-Chien Chou
President, Harbinger Venture Management Co., Ltd.

	Age: 60	Audit Committee
	Director since December 2020	Compensation Committee

LaVerne H. Council has been the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change, since November 2019. Prior to that, she was Managing Principal for Grant Thornton LLP from December 2017 to October 2019. She served as a Senior Vice President for the MITRE Corporation from April 2017 to December 2017 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the U.S. Department of Veteran Affairs from July 2015 to January 2017. Ms. Council has also served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson from 2006 to 2011 and in several roles of increasing responsibility at DELL, Inc. from 2000 to 2006, most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council has served on the board of directors of ConMed Corporation (NYSE: CNMD) since 2019. Ms. Council holds a Master of Business Administration from Illinois State University and a Bachelor of Business Administration from Western Illinois University.
Ms. Council was chosen to serve on our Board due to her strong background in information technology and expertise with leading transformational change.

LaVerne H. Council
Chief Executive Officer, Emerald One, LLC

	Age: 46	Audit Committee
	Director since December 2020	Nominating and Governance Committee

Jennifer Deason has been the Chairwoman and Chief Executive Officer of Belong Acquisition Corp. (NASDAQ: BLNG), a special purpose acquisition company (SPAC), since July 2021. Prior to that, Ms. Deason was the Co-Founder, Chief Financial Officer and Chief Business Officer for the dtx company, a direct-to-consumer (DTC) incubator and investment firm from May 2019 to July 2021. From 2016 to 2018, Ms. Deason served as Executive Vice President, Head of Strategy and Business Development for Sotheby’s. She served as Chief Financial Officer of the Weather Channel from 2014 to 2016 and was an Executive Vice President with Bain Capital from 2008 to 2016. While at Bain Capital, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. Ms. Deason has served on the board of directors of DHI Group (NYSE: DHX) since July 2016, the board of directors of MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) since July 2021, and the board of directors of privately-held Margaux Shoes since November 2019. She holds a Master of Business Administration from Stanford University and a Bachelor of Arts from Yale University.
Ms. Deason was chosen to serve on our Board due to her experience with consumer-focused, technology-enabled businesses and her strong background in financial and operating roles, including her experience as a Chief Financial Officer. Ms. Deason’s role as Chief Executive Officer of Belong Acquisition Corp. is expected to end upon the completion of the SPAC’s initial business combination or in January 2023 if the SPAC has not completed an initial business combination.

Jennifer Deason
Chairwoman and Chief Executive Officer, Belong Acquisition Corp.

Compensation Committee Chair
	Age: 63	Executive Committee
	Director since December 2020	Nominating and Governance Committee

Kathryn Hayley has been the Chief Executive Officer of Rosewood Advisory Services, LLC, a business advisory services firm, since 2015. Previously, Ms. Hayley served as an Executive Vice President of UnitedHealthcare (a subsidiary of UnitedHealth Group, Inc.) from 2012 to 2015. From 2006 to 2012, she served as an executive of Aon plc, including as Chief Executive Officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas. Prior to her service at Aon plc, Ms. Hayley was an information technology partner at Deloitte Consulting LLP, led the U.S. financial services practice, and served on the board of directors of Deloitte & Touche U.S. Ms. Hayley has served on the boards of directors of First Midwest Bancorp Inc. (Nasdaq: FMBI) since 2016, Alight Solutions, LLC from 2018 through 2021, and Interior Logic Group since 2021. Ms. Hayley holds a Bachelor of Science from Illinois State University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.
Ms. Hayley was chosen to serve on our Board due to her strong background in information technology, financial services and talent management and her extensive experience as a public company leader.

Kathryn Hayley
Chief Executive Officer, Rosewood Advisory Services, LLC

	Age: 65	Chair of the Board
	Director since December 2020	Executive Committee

Kathryn Marinello has served as Chief Executive Officer of PODS since January 2021. Previously, she served as the President and Chief Executive Officer and a director of Hertz Global Holdings (NYSE: HTZ) (“Hertz”) from January 2017 through May 2020. Prior to that, Ms. Marinello served as a Senior Advisor of Ares Management LLC, a global alternative asset manager, from March 2014 to December 2016, and as Chair, President and Chief Executive Officer of Stream Global Services, Inc., a business process outsourcing service provider, from 2010 to March 2014. Ms. Marinello served as Chair, Chief Executive Officer and President of Ceridian Corporation, a provider of human resources software and services, from 2006 to 2010, and in several senior roles at General Electric Co. from 1997 to 2006. Ms. Marinello has served as a director of Volvo Group since 2014 and a director of Ares Acquisition Corporation (NYSE: AAC), a SPAC, since February 2021. She previously served as a member of the boards of directors of The Nielsen Company B.V. (2014-2017), General Motors Company (NYSE: GM) (2007-2016), and RealPage, Inc. (Nasdaq: RP) (2015-2017). In May 2020, Hertz filed voluntary petitions for relief under chapter 11 of title 11 of the U.S. Bankruptcy Code following the impact of the COVID-19 pandemic on travel demand. Ms. Marinello holds a Master of Business Administration from Hofstra University and a Bachelor of Arts from State University of New York at Albany.
Ms. Marinello was chosen to serve on our Board due to her extensive leadership experience, including on several public company boards of directors, and her strong background with the consumer services, technology and BPO industries.

Kathryn Marinello
Chief Executive Officer, PODS

Age: 55
Director since December 2020

Dennis Polk has served as the Executive Chair of the board of directors, Integration Lead, and Head of Global Businesses for TD SYNNEX (NYSE: SNX) since September 2021. Mr. Polk served as President and Chief Executive Officer of TD SYNNEX from March 2018 to September 2021 and earlier as Chief Operating Officer from 2006 to 2018, Chief Financial Officer from 2002 to 2006, and Senior Vice President of Corporate Finance in 2002. Mr. Polk joined TD SYNNEX in 2002 and was appointed to the board of directors in 2012. In addition to TD SYNNEX, Mr. Polk has served on the board of directors of Terreno Realty Corporation (NYSE: TRNO) since 2010. At Terreno Realty Corporation, Mr. Polk is the Chair of the Compensation Committee.
From his history of leadership roles at TD SYNNEX, the former parent company of Concentrix, Mr. Polk has deep knowledge of the Concentrix business and its industry. He also brings to our Board his leadership skills and a strong background in finance, operations and distribution. The upcoming year of service is expected to be the second of two years that Mr. Polk serves on the Board for transition purposes related to the spin-off from TD SYNNEX.

Dennis Polk
Executive Chair, Integration Lead and Head of Global Businesses, TD SYNNEX Corporation

Compensation Committee
	Age: 58	Executive Committee
	Director since December 2020	Nominating and Governance Committee Chair

Ann Vezina has served as a member of the board of directors of TD SYNNEX (NYSE: SNX) since February 2017 and became the Lead Independent Director in September 2021. From July 2013 to August 2015, Ms. Vezina served as Corporate Vice President, Human Resources for Xerox Business Services, LLC. From February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (ACS) before the acquisition of ACS by Xerox Corporation in 2010. Ms. Vezina began her career with Electronic Data Systems. Ms. Vezina holds a Bachelor of Science in business administration from Central Michigan University.
As a director of TD SYNNEX, the former parent company of Concentrix, since 2017, Ms. Vezina has a strong background with the Concentrix business. From her senior executive roles with Fortune 500 companies, she also has extensive experience in the BPO and technology industries and with personnel management for global businesses.

Ann Vezina
Former Executive, Xerox Business Services
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2022. Although ratification by our stockholders is not required by law or our Bylaws, we are submitting the appointment for ratification at the Annual Meeting because the Board values the opinion of our stockholders. You may vote for, against, or abstain from voting on this proposal. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the proposal to pass. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Proxies submitted without direction will be voted for the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022.

If our stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the appointment of KPMG but will be under no obligation to select a new accounting firm. Even if the selection is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if the Audit Committee determines that a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and have an opportunity to make a statement if they desire to do so.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.
Audit Fees. KPMG audited our consolidated financial statements for the year ended November 30, 2021 and has been our independent registered public accounting firm since 2019. Consistent with SEC rules regarding auditor independence, the lead KPMG partner on the Concentrix account will not serve in that role for more than five consecutive years.
Fees billed for professional services rendered by KPMG for the fiscal years ended November 30, 2021 and 2020 were as set forth in the table below.

	2021	2020
Audit Fees(1)	$3,923,400	$4,198,749
Audit-Related Fees(2)	$25,200	$34,400
Tax Fees(3)	$1,835,000	$1,406,000
All Other Fees	—	—
Total	$5,783,600	$5,639,149
(1)     For fiscal year 2021, Audit Fees were for professional services rendered for the audits of our financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of our subsidiaries, and services provided in connection with statutory and regulatory filings. For fiscal year 2020, Audit Fees were for professional services for the audit of our combined financial statements, reviews of our interim consolidated financial statements included in our Registration Statement on Form 10 and related amendments, statutory audits of our subsidiaries, services provided in connection with statutory and regulatory filings, and fees for audit services provided in connection with the spin-off.
(2)     Audit-Related Fees were for professional services rendered relating to attestation and compilation services for our subsidiaries in connection with statutory and regulatory filings.
(3)     Tax Fees were primarily for professional services rendered relating to domestic and foreign tax compliance services and consulting services for international tax and planning services.
The Audit Committee has adopted policies and procedures related to the pre-approval of all audit, audit-related, tax and other permissible services that will be provided by our independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the accountants’ independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee reviews and approves updates to the estimates of audit and non-audit fees initially approved.
All of the services presented in the table above for fiscal year 2021 were approved by the Audit Committee in conformity with its pre-approval policies and procedures. Due to the timing of the spin-off, the Board was not appointed and its Committees were not constituted until December 1, 2020. As a result, all of the services presented in the table above for fiscal year 2020 were approved by the TD SYNNEX Audit Committee in conformity with its pre-approval policies and procedures.

Proposal No. 3: Approval of the Compensation of Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Consistent with this requirement, we are holding a non-binding advisory vote on executive compensation, commonly known as “say-on-pay,” to provide our stockholders with an opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and other compensation tables, and the related narrative disclosure.”
You may vote for, against, or abstain from voting on this proposal. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the proposal to pass. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the approval, on an advisory basis, of our named executive officers’ compensation.
Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will consider the outcome of the vote when evaluating our compensation practices and making future decisions regarding executive compensation. Unless the Board modifies its policy on the frequency of say-on-pay votes, a non-binding advisory vote on our executive compensation will again be included in our proxy statement next year.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of November 30, 2021.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	734,840	$51.75	2,977,145
Equity compensation plans not approved by stockholders	—	—	—
Total	734,840	$51.75	2,977,145
(1)    Reflects awards outstanding under the Concentrix Corporation 2020 Stock Incentive Plan. Includes 166,223 unvested time-based RSUs, 127,394 unvested performance-based RSUs (at target), and 441,223 stock options with a weighted average remaining term of 6.55 years. The RSUs are not included in the calculation of the weighted average exercise price in column (b).
(2)    Reflects shares available for issuance under (a) the Concentrix Corporation 2020 Stock Incentive Plan and (b) the Concentrix Corporation 2020 Employee Stock Purchase Plan, each of which were approved by TD SYNNEX Corporation, our sole stockholder prior to the spin-off. Under the Employee Stock Purchase Plan, qualifying employees may purchase shares of Common Stock at a discount to the market value. As of November 30, 2021, 1,993,734 shares of Common Stock remained available for grant under the 2020 Stock Incentive Plan and 983,411 shares of Common Stock remained available for issuance under the Employee Stock Purchase Plan.

BENEFICIAL OWNERSHIP OF SECURITIES
On the record date, January 24, 2022, our outstanding voting securities consisted of 52,317,624 shares of Common Stock. The following tables set forth the number of shares of Common Stock that are beneficially owned by each of our directors and named executive officers and each stockholder that we believe to be the beneficial owner of more than 5% of the outstanding Common Stock, in each case as of the record date of January 24, 2022.
Unless otherwise indicated in the footnotes below, the mailing address of each individual or entity identified below is c/o Concentrix Corporation, 44111 Nobel Drive, Fremont, CA 94538. As used in this information statement, “beneficial ownership” means that a person has, or may have within 60 days of January 24, 2022, the sole or shared power to vote or direct the voting of a security or the sole or shared investment power with respect to a security (that is, the power to dispose or direct the disposition of a security), or both. Unless otherwise indicated in the footnotes below, each individual or entity identified below has sole voting and investment power with respect to such securities and no securities have been pledged.

Directors and Named Executive Officers	Number of Shares of Common Stock Owned	Shares of Common Stock Subject to Options Exercisable within 60 Days	Restricted Stock Units That May Be Settled within 60 Days	Total Beneficial Ownership	Percentage Ownership
Chris Caldwell	167,782	98,048	14,007	279,837	*
Teh-Chien Chou	1,118	—	—	1,118	*
LaVerne Council	1,118	—	—	1,118	*
Jennifer Deason	1,118	—	—	1,118	*
Jane Fogarty	1,404	—	—	1,404	*
Kathryn Hayley(1)	1,718	—	—	1,718	*
Kathryn Marinello	1,118	—	—	1,118	*
Dennis Polk	22,532	116,351	—	138,883	*
Ann Vezina	3,212	—	—	3,212	*
Andre Valentine	34,767	—	—	34,767	*
Cormac Twomey	27,830	—	—	27,830	*
Rick Rosso	22,606	—	—	22,606	*
Steve Richie(2)	11,861	—	—	11,861	*
All executive officers and directors as a group (12 persons)	286,323	214,399	14,007	514,729	*
________________
*    Represents less than 1% of the Company’s Common Stock.
(1)    Includes 600 shares held by the KJH Investment Trust for which Ms. Hayley is the trustee and beneficiary.
(2)     Former executive officer

Principal Stockholders and Address	Number of Shares Beneficially Owned	Percentage Ownership
MiTAC International Corporation and related parties (1)	9,083,699	17.4%
FMR LLC (2) 245 Summer Street Boston, MA 02210	5,922,927	11.3%
The Vanguard Group (3) 100 Vanguard Blvd Malvern, PA 19355	3,800,440	7.3%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	3,633,356	6.9%

________________
(1)    Based on information contained in a Schedule 13G filed with the SEC on February 9, 2021 and subsequent Form 4s filed with the SEC on May 18, 2021, this amount represents 4,940,226 shares of Common Stock held by Silver Star Developments Ltd. and 3,597,885 shares of Common Stock held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wenhua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan. Jhi-Wu Ho and Hsiang-Yun Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75, Sec. 3, Minsheng E. Road, Zhongshan Dist., Taipei City 104, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 545,588 shares of Common Stock Matthew Miau claims includes 190,316 shares of Common Stock directly held by Mr. Miau, 165,669 shares of Common Stock indirectly held by MASJ Holding Charitable Remainder Trust, and 189,603 shares of Common Stock indirectly held by Mr. Miau’s spouse. In addition, MiTAC International Corporation disclaims beneficial ownership of the 3,597,885 shares of Common Stock directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 545,588 shares of Common Stock by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 4,940,226 shares of Common Stock directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 545,588 shares of Common Stock held by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 4,940,226 shares of Common Stock directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 3,597,885 shares of Common Stock directly held by Peer Developments Ltd.
(2)    Based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2022 by FMR LLC, which reported that it had sole voting power over 600,135 shares of Common Stock and sole dispositive power over 5,922,927 shares of Common Stock.
(3)    Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, which reported that it had sole dispositive power over 3,738,726 shares of Common Stock, shared voting power over 29,167 shares of Common Stock, and shared dispositive power over 61,714 shares of Common Stock.
(4)    Based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 3, 2022 by BlackRock, Inc., which reported that it had sole voting power over 3,443,730 shares of Common Stock and sole dispositive power over 3,633,356 shares of Common Stock.

OUR NAMED EXECUTIVE OFFICERS
For purposes of the Compensation Discussion and Analysis and the executive compensation tables that follow, the below individuals are referred to as our “named executive officers” or “NEOs.” They are our chief executive officer, our chief financial officer, our three other executive officers, and our former Executive Vice President, Legal and Corporate Secretary, who would have qualified as a named executive officer except that he departed the Company prior to the end of the fiscal year.
Chris Caldwell, 49, President and Chief Executive Officer. Chris has served as President and Chief Executive Officer of Concentrix since December 2020 after serving as Executive Vice President of TD SYNNEX and President of Concentrix from February 2014 to December 2020. He previously served as President of Concentrix from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix from March 2007 to June 2012, and Senior Vice President, Global Business Development of TD SYNNEX from March 2007 to June 2012. Chris joined TD SYNNEX in 2004 as Vice President, Emerging Business through the acquisition of EMJ Data Systems Ltd.
Andre Valentine, 58, Chief Financial Officer. Andre has served as Executive Vice President and Chief Financial Officer of Concentrix since October 2018. He previously served as Chief Financial Officer of Convergys Corporation (“Convergys”) from August 2012 to October 2018, Senior Vice President of Finance, Customer Management of Convergys from 2010 to 2012 and 2002 to 2009, Senior Vice President, Controller of Convergys 2009 to 2010, and Vice President, Controller of Convergys from 1998 to 2002.
Cormac Twomey, 52, Executive Vice President, Global Operations and Delivery. Cormac has served as Executive Vice President, Global Operations and Delivery of Concentrix since January 2019. He previously served as Chief Commercial Officer of Convergys from October 2017 to October 2018, Senior Vice President, Operations of Convergys from January 2017 to October 2017, Senior Vice President, EMEA and Intelligent Contact of Convergys from March 2014 to December 2016, Managing Director of Stream Global Services from 2013 to 2014 and Senior Vice President, Sales and Client Management, EMEA of Stream Global Services from 2011 to 2013.
Rick Rosso, 59, Executive Vice President, Global Sales and Account Management. Rick has served as Executive Vice President, Global Sales and Account Management of Concentrix since January 2019. He previously served as Executive Vice President, Global Sales, Account Management and Solutions of Concentrix from October 2018 to January 2019 and Senior Vice President, Global Sales and Account Management of Concentrix from February 2014 to October 2018. Prior to that, he spent nearly 30 years at IBM Corporation, most recently as General Manager, Business Process Outsourcing from May 2013 until our acquisition of the IBM Customer Care business in January 2014.
Jane Fogarty, 55, Executive Vice President, Legal and Corporate Secretary. Jane has served as Executive Vice President, Legal and Corporate Secretary of Concentrix since September 2021. She previously served as General Counsel of Turnitin LLC from April 2020 to September 2021 and Vice President and Senior Counsel of TD SYNNEX from October 2014 to March 2020. Prior to that, Ms. Fogarty was Asia Pacific Counsel for Concentrix from February 2014 to October 2014 and served in various legal roles at IBM Global Services from October 2003 to January 2014.
Steve Richie, 53, Former Executive Vice President, Legal and Corporate Secretary. Steve served as Executive Vice President, Legal and Corporate Secretary of Concentrix from February 2020 to September 2021 after serving as Executive Vice President, Legal and People Solutions from October 2018 to February 2020. He previously served as Senior Vice President, Legal, Human Resources and Corporate Development of Concentrix from September 2016 to October 2018 and Senior Vice President, Legal of Concentrix from August 2015 to September 2016. Prior to that, he was Vice President, General Counsel and Corporate Secretary of Annie’s Inc. from 2014 to July 2015, and Vice President and Senior Counsel of TD SYNNEX from 2008 to 2014.

COMPENSATION DISCUSSION AND ANALYSIS
Note Regarding Presentation
Fiscal year 2021 was a transition year for our executive compensation program. Prior to the spin-off in December 2020, Concentrix was part of TD SYNNEX and not an independent company, and our employees participated in the compensation and benefit programs of TD SYNNEX and its subsidiaries. In fiscal year 2021, our newly constituted Board of Directors and Compensation Committee developed a new structure for our executive compensation program that is aligned to our strategy and long-term stockholder value. The 2021 executive compensation elements discussed in the following Compensation Discussion and Analysis and the compensation tables that follow represent a hybrid of compensation practices that were carried over from, or approved in connection with, our spin-off from TD SYNNEX and the compensation practices adopted by the Compensation Committee specifically for Concentrix.
To provide further context for our fiscal year 2021 compensation, we have provided information in the following Compensation Discussion and Analysis about the compensation programs that have been adopted by our Compensation Committee but were not fully implemented for fiscal year 2021. The Concentrix executive compensation program has been fully implemented for fiscal year 2022, and we expect our compensation disclosures in the proxy statement related to our 2023 Annual Meeting of Stockholders to better represent our current executive compensation program.
Our Total Rewards Philosophy
Our compensation and benefits programs align our strategy and the financial interests of our NEOs, staff and stockholders. Our compensation programs are developed to support our culture, attract, retain, and motivate executives who can contribute to our future success as a global organization, and reinforce the achievement of strategic financial metrics aligned with long-term sustainable profitability and growth. Our executive compensation programs are designed with the following objectives in mind:
Market-Competitive. We benchmark and assess our executive compensation program annually to ensure market-competitive target total direct compensation consisting of base salary, target annual cash incentive, and long-term cash and equity incentives.
Pay for Performance. We remain committed to pay-for-performance by closely linking compensation with performance. We emphasize pay-for-performance by making a significant percentage of the target total direct compensation of each NEO contingent on attaining annual and long-term Company performance goals.
Business Results and Stockholder Value. We reward success and performance to achieve business results for long-term impact. We align incentive programs with stockholder value creation using annual and three-year performance measures that drive stockholder value.
Comprehensive Benefit Programs. We enhance total direct compensation with benefit programs and offerings that enable total well-being and mental health.
Our Compensation Process
Role of Compensation Committee. The Compensation Committee has overall responsibility for our executive compensation policies as provided in the Compensation Committee Charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers and does not delegate any of these functions to others in setting compensation.
Role of Management. Our CEO and our Senior Vice President of People Solutions provide recommendations to the Compensation Committee regarding the general design of the Company’s compensation plans as well as the compensation of the other executive officers. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and Board without the CEO present.

Compensation Consultant. In accordance with the Compensation Committee Charter, the Compensation Committee has the authority, at the Company’s expense and without further approval, to engage, retain, replace and terminate any compensation consultants, outside counsel or other advisors to the Compensation Committee, including the authority to approve the consultant’s or advisor’s fees and other retention terms. During fiscal year 2021, the Compensation Committee engaged FW Cook to provide advice on, and assist the Committee in its review of, executive officer and non-employee director compensation matters, including the development of the Company’s compensation peer group and long-term incentive plan design for our NEOs. The Compensation Committee regularly meets with its independent compensation consultant without management present.
The Compensation Committee reviewed the independence of FW Cook in fiscal year 2021, including the specific factors set forth in Rule 10C-1 under the Exchange Act and determined that FW Cook is independent and that FW Cook’s work for the Committee did not raise any conflict of interest.
Compensation Peer Group. Prior to the spin-off, the TD SYNNEX Compensation Committee referred to a group of peer companies that provide technology distribution, electronic manufacturing services, data processing and outsourced services, and IT consulting and other services for use in competitive benchmarking. As we transitioned to being a standalone public company, our Compensation Committee used a limited group of peer companies comprised of Conduent Inc., ExlService Holdings, Inc., Genpact Limited, Sykes Enterprises, Inc., TTEC Holdings, Inc., and WNS (Holdings) to assist in evaluating the competitiveness of our NEOs’ fiscal year 2021 compensation. During 2021, the Compensation Committee, with assistance from FW Cook, evaluated and approved the below peer group to be used for fiscal year 2022 compensation purposes:

Alliance Data Systems Corporation	ExlService Holdings, Inc.	Open Text Corporation
Amdocs Limited, CGI Inc.	Five9, Inc.	Teleperformance
Cognizant Technology Solutions Corporation	Genpact Limited	TransUnion
DXC Technology Company	IHS Markit Ltd.	TTEC Holdings, Inc.
Equifax Inc.	Nuance Communications, Inc.	Verisk Analytics, Inc.
To identify a sufficient number of companies so that the data gathered is adequate to reach reasonable conclusions about the competitive market, the Compensation Committee considers peers that operate in the CX solutions and technology industry, as well as adjacent industries that compete for similar executive talent. The above peer companies were selected primarily based upon similar business operations and a market capitalization range generally between 1/3 and 3 times our market capitalization. Certain companies in the peer group fall outside of this market capitalization range because the Compensation Committee prioritized similarity of business operations in identifying the peer companies. At the time the peer group was approved, our revenue was at the 73rd percentile of the peers’ revenue for the trailing four quarters, and our market capitalization was at the 44th percentile of the peers’ average market capitalization for the most recently disclosed fiscal year (i.e., corresponding to the most recent year of compensation disclosures).
2021 Say-on-Pay Advisory Vote. Approximately 98% of the votes cast at our 2021 Annual Meeting voted to approve the compensation of our named executive officers. As discussed above, prior to the spin-off in December 2020, Concentrix was part of TD SYNNEX and not an independent company, and our employees participated in the compensation and benefit programs of TD SYNNEX and its subsidiaries. As a result, the strong support from our stockholders at our 2021 Annual Meeting was more instructive as to how our stockholders viewed the compensation and benefit programs of TD SYNNEX that were in place prior to the spin-off. Although our Compensation Committee has developed a new structure for our executive compensation program that is aligned to our strategy and long-term stockholder value, we believe that the elements of our compensation program that have remained consistent, including an emphasis on pay-for-performance and prudent governance practices, are supported by our stockholders. We once again recommend that our stockholders vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Elements of the Fiscal Year 2021 Compensation Program
Our executive compensation program includes four primary components:
(1)    base salary;
(2)    cash incentive awards under our Senior Management Incentive Plan (“SMIP”);
(3)    time-based equity awards; and
(4)    performance-based equity incentive awards.
Generally, the Compensation Committee seeks to set target total cash compensation (base salary plus target cash incentive award) at a level that requires our NEOs to achieve above-market performance to earn total cash compensation that exceeds the median of our peer group.
Due to the timing of our spin-off in December 2020, our NEOs did not receive equity awards in fiscal year 2020. The size of the equity awards granted in January 2021 were based on the absence of fiscal year 2020 equity awards, as well as our NEOs’ significant efforts in leading Concentrix through the spin-off. The awards were also larger in size than a typical annual equity grant to provide significant up-front equity opportunities to our NEOs to foster retention and alignment with stockholder interests as Concentrix commenced being a public company. The timing and nature of the fiscal year 2021 equity awards resulted in total compensation for certain of our NEOs that was lower than a typical year in fiscal year 2020 and higher than a typical year in fiscal year 2021. For example, the 2021 Summary Compensation Table reports Total Compensation for our CEO of $1,731,997 in fiscal year 2020 and $15,087,737 in fiscal year 2021. We believe the average Total Compensation of $8,409,867 for these two fiscal years, which is well below the median of the peer group selected in fiscal year 2021, is a better indicator of the compensation paid to our CEO in these years.
We expect a progression in the compensation of our NEOs over the next two to three years to support the competitiveness of our executive compensation program as a new public company and in comparison to our compensation peer group.
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. Base salaries are reviewed and, if deemed appropriate, adjusted on an annual basis. Our NEOs’ base salaries are based on, among other things, the breadth and complexity of the individual’s responsibilities, their contributions to our performance, individual performance, and any new responsibilities assumed. The Compensation Committee reviews data from our compensation peer group to validate the competitiveness of our compensation program, including base salaries. However, the Committee does not benchmark base salary to a specific percentile of the peer data.
In December 2020, the Compensation Committee approved fiscal year 2021 base salaries for each of our named executive officers other than Ms. Fogarty, as follows:

	2021 Base Salary		Year-over-Year % Change
Chris Caldwell	$775,000		34.8%
Andre Valentine	$599,625		2.5%
Cormac Twomey	$473,886	(1)	2.6%
Rick Rosso	$475,000		9.2%
Steve Richie	$375,000		7.1%
(1) Converted from £355,904 by using the fiscal year-end exchange rate of 1 GBP to $1.3315.

These base salaries reflected the absence of a merit increase for fiscal year 2020 due to uncertainty regarding the COVID-19 pandemic and the pending spin-off, and our NEOs’ increased responsibilities as executive officers of a newly public company. The Compensation Committee approved a base salary of $375,000 for Ms. Fogarty in connection with her appointment as Executive Vice President, Legal and Corporate Secretary in September 2021. Each NEO’s fiscal year 2021 base salary was below the median of our compensation peer group selected in fiscal year 2021.
Senior Management Incentive Plan. Cash incentive awards under the SMIP reward our NEOs for achievement of operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. In 2021, our NEOs earned SMIP awards equal to 140% of their individual target award opportunities based on the achievement of non-GAAP operating income and revenue goals established by the Compensation Committee. As shown in the table below, actual achievement based on the established performance goals was 150%, but management recommended, and the Compensation Committee approved, a reduction in the payout to 140% to promote additional reinvestment for growth in the business.

SMIP Award Opportunity: 0-150% of Target Award, with threshold opportunity at 50%
Performance Metric: Non-GAAP Operating Income	Performance Metric: Revenue
65% of SMIP	35% of SMIP
Target Goal: $605 million	Target Goal: $5,050 million
Actual Performance: $734 million	Actual Performance: $5,587 million
Earned Portion of Award: 97.5%	Earned Portion of Award: 52.5%
Total Earned Award: 150%
* See page 39 of our Annual Report on Form 10-K for a reconciliation of non-GAAP operating income to operating income, as reported. Non-GAAP operating income of $734 million excludes acquisition-related and integration expenses, including related restructuring costs, spin-off related expenses, amortization of intangible assets, share-based compensation and gain on divestitures and related transaction costs.

NEOs could earn between 0% and 150% of their target SMIP awards based on the Company’s performance with respect to the non-GAAP operating income and revenue goals, with a threshold opportunity at 50% of the target award. The SMIP goals approved by the Committee at the start of fiscal year 2021 were challenging, with threshold levels of revenue and non-GAAP operating income performance set above fiscal year 2020 results, so that no awards would be earned unless the Company improved over fiscal year 2020 performance. At target, the goals represented year-over-year revenue growth of approximately 7% and expansion of non-GAAP operating income margin to approximately 12.0% from 10.8% in fiscal year 2020.
The amount of each NEO’s earned SMIP award was determined by reference to the officer’s individual target opportunity, which was established by the Committee at the start of the year and expressed as a percentage of base salary. The target opportunities for Messrs. Caldwell, Valentine and Rosso were increased from fiscal year 2020 to more closely align to target compensation opportunities for public company executive officers. Generally, the Compensation Committee seeks to set target total cash compensation (base salary plus target cash incentive award) at a level that requires our NEOs to achieve above-market performance to earn total cash compensation that exceeds the median of our peer group.
As a result of achieving the maximum revenue and non-GAAP operating income goals for fiscal year 2021, and the Committee’s decision to support management’s recommendation to reduce payouts to 140% to promote additional reinvestment for growth in the business, each named executive officer (other than Mr. Richie, who is a former officer) received a 2021 SMIP award equal to 140% of the applicable target award as follows:

Name	2021 Target SMIP Opportunity (% Base Salary)	2021 Target SMIP Award	2021 SMIP Award Opportunity Range (Threshold - Maximum)	2021 Actual SMIP Award
Chris Caldwell	250%	$1,937,500	$968,750 - $2,906,250	$2,712,500
Andre Valentine	100%	$599,625	$299,813 - $899,438	$839,475
Cormac Twomey(1)	100%	$473,886	$236,943 - $710,829	$663,441
Rick Rosso	100%	$475,000	$237,500 - $712,500	$665,000
Jane Fogarty	60%	$225,000	$112,500 - $337,500	$52,500(2)
(1) Mr. Twomey’s threshold, target, maximum and actual SMIP award amounts were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.3315.
(2) The payout of Ms. Fogarty’s 2021 SMIP was prorated to reflect the number of full months she was employed by Concentrix following her appointment in September 2021.

Mr. Richie departed Concentrix prior to the end of the year and received a cash award of $351,562, which represented his estimated prorated SMIP award based on the portion of fiscal year 2021 that he was employed by Concentrix and our expected SMIP performance.
Time-Based Equity Awards. We generally grant time-based equity awards annually in the form of restricted stock or restricted stock units (“RSUs”), depending on the country of the individual. Time-based equity awards foster share ownership by our team, align the interests of management with those of our stockholders, and enhance retention by vesting over a multi-year vesting schedule. Our time-based equity awards are generally granted with a four-year vesting schedule, which means that a significant portion of the equity awards remains at risk until several years following the grant date. Beginning in fiscal year 2022, our NEOs will receive 50% of their annual equity awards in the form of time-based restricted stock or RSUs that vest over the first four anniversaries of the grant date (the other 50% will be granted in the form of performance-based restricted stock units, as discussed below under “Performance-Based, Long-Term Equity Incentives”). We do not expect to regularly grant stock options.
The form, size and timing of annual equity grants for fiscal year 2021 reflected that our NEOs did not receive annual equity awards for fiscal year 2020. The fiscal year 2020 equity awards, which had been scheduled for October 2020, were delayed by TD SYNNEX until after the spin-off, which became effective in December 2020. This delay allowed our NEOs and other staff to receive the full value of the equity awards in Concentrix common stock to further align their interests with our stockholders. As a result of the delay, our NEOs were granted equity awards in January 2021 on the fourth trading day after the conclusion of our trading blackout period, consistent with our equity grant policy. The size of the equity awards granted in January 2021 were based on the absence of fiscal year 2020 equity awards, as well as our NEOs’ significant efforts in leading Concentrix through the spin-off. The awards were also larger in size than a typical annual equity grant to provide significant up-front equity investments by our NEOs to foster retention and alignment with stockholder interests as Concentrix commenced being a public company. All of the NEO equity awards granted in January 2021 were initially approved by the TD SYNNEX Board prior to the spin-off and were re-approved by our Board following the effectiveness of the spin-off.
Mr. Caldwell’s January 2021 equity awards were documented in an offer letter with Concentrix that was entered into prior to the effective of the spin-off with respect to his continued service as CEO of Concentrix following the spin-off. The offer letter provided for the grant of the following three equity awards:
•a non-qualified stock option to acquire Common Stock with a fair market value of approximately $1,000,000 that will vest 20% on the one year anniversary of October 7, 2020, the scheduled grant date for the fiscal year 2020 equity awards that were delayed due to the spin-off, and the remainder to vest ratably on a monthly basis over the subsequent 48 months;

•a restricted stock award with a fair market value of approximately $550,000 that will vest in equal installments over the first five anniversaries of October 7, 2020; and
•a restricted stock award with a fair market value of $10,000,000 that will vest in equal installments over the first five anniversaries of December 1, 2020, the effective date of the spin-off.
The stock option grant and the first restricted stock grant were intended to represent an annual grant of equity awards in place of the fiscal year 2020 grant that was delayed due to the spin-off. The second restricted stock grant was made in connection with the spin-off to recognize Mr. Caldwell’s significant efforts in leading Concentrix through the spin-off and to provide a significant up-front long-term incentive opportunity for Mr. Caldwell to foster retention and alignment with stockholder interests as Concentrix commenced being a public company.
Each of our other NEOs (other than Ms. Fogarty) received restricted stock awards in January 2021 that will vest in equal installments over the first four anniversaries of October 7, 2020. Following her appointment in September 2021, Ms. Fogarty received a new hire equity award of restricted stock in October 2021 that will vest in equal installments on the first four anniversaries of the grant date.
The table below reports the number of shares of restricted stock received by each of our NEOs during fiscal year 2021 and the related grant date fair value of such awards.

	Number of Shares of Restricted Stock	Grant Date Fair Value
Chris Caldwell	88,122	$10,549,966
Andre Valentine	16,705	$1,999,923
Cormac Twomey	16,705	$1,999,923
Rick Rosso	16,705	$1,999,923
Jane Fogarty	1,404	$249,912
Steve Richie	14,617	$1,749,947
Performance-Based, Long-Term Equity Incentives. Since the spin-off, the Compensation Committee has been evaluating alternatives for a performance-based, long-term equity incentive plan. Beginning in fiscal year 2022, our NEOs will receive 50% of their annual equity awards in the form of performance-based RSUs (“PRSUs”) that will be earned based on the Company’s revenue and adjusted EBITDA performance over three-year performance periods. Our NEOs will be eligible to earn between 0% and 150% of the PRSUs in the aggregate at the end of the three-year performance period based on performance for each year during the performance period, as well as cumulative performance over the full three-year period, with a threshold opportunity at 50% of the target award.
Historical TD SYNNEX Equity Awards. In addition to the Concentrix equity awards that our NEOs have received since the spin-off in December 2020, our NEOs hold certain equity awards that were granted by TD SYNNEX prior to the spin-off. For most TD SYNNEX equity awards, upon the spin-off, the TD SYNNEX equity award was converted into a TD SYNNEX equity award and a Concentrix equity award that each relate to the same number of shares of TD SYNNEX common stock or Common Stock, as the case may be, as the original award. As a result, our NEOs (other than Ms. Fogarty) continue to hold equity awards in TD SYNNEX common stock and equity awards in our Common Stock that were granted prior to the spin-off. As the employing entity, Concentrix incurs the expense and enjoys the tax benefit of TD SYNNEX equity awards that are held by Concentrix staff. All of these equity awards will be fully vested by 2024.
Retirement Benefits. Our U.S.-based NEOs are eligible to participate in our 401(k) Plan, and Mr. Twomey participates in our defined contribution plan for U.K.-based staff. Both plans provide for matching contributions by the Company and are provided as part of a competitive executive compensation program that the Committee believes is necessary to attract and retain executive talent critical to our success. In addition, Mr. Valentine is entitled to certain benefits under the qualified and non-qualified portions of the Convergys Corporation defined benefit pension plan, which was frozen effective April 1, 2008 and we assumed in connection with our acquisition of Convergys in October 2018.
Perquisites and Other Benefits. Our named executive officers are entitled to participate in benefit programs generally available to all employees, including medical, dental and life insurance, and defined contribution plan participation. In addition, Messrs. Caldwell, Valentine and Rosso participate in a Company-paid supplemental life insurance program and Messrs. Valentine and Rosso participate in a Company-paid supplemental long-term disability program, Mr. Twomey receives a car allowance, which is less than $10,000 annually, and Mr. Rosso receives a cash perquisite allowance of $15,000 annually, which is a legacy benefit from his employment with IBM prior to our acquisition of the IBM CRM business in January 2014. Mr. Twomey’s car allowance and Mr. Rosso’s cash perquisite allowance were discontinued by the Committee in 2022.
Other Compensation Policies and Practices
Stock Ownership Guidelines. The Committee believes that executive officers should have a significant equity interest in the Company to provide a direct incentive for management to build and sustain long-term stockholder value. Accordingly, to promote equity ownership and further align the interests of management with those of our stockholders, we maintain the following Stock Ownership Guidelines:
•our CEO is required to hold Common Stock with a value of the lesser of (x) $2 million and (y) two times the CEO’s base salary; and
•each of our other NEOs is required to hold Common Stock with a value of the lesser of (x) $1 million and (y) two times the NEO’s base salary.
Unvested shares of restricted stock and unearned performance awards held by our CEO do not count toward his ownership requirement. The guidelines provide for a five-year transition period from the date of appointment or promotion to an executive officer role to comply.
Each of our current NEOs (other than Ms. Fogarty) has exceeded the applicable ownership requirement and, prior to his separation from the Company in September 2021, Mr. Richie had exceeded the applicable ownership requirement. Ms. Fogarty, who joined the Company in an executive officer role in September 2021, is making progress toward achieving the applicable ownership requirement during the guidelines’ transition period. Until our NEOs have met the applicable ownership requirement, they are expected to retain at least 50% of the Common Stock earned through the vesting of equity awards (net of shares withheld to pay taxes).
Timing of Equity Awards. Generally, we do not grant equity awards during regularly scheduled quarterly blackout windows or in anticipation of the release of material, nonpublic information. If the Committee or the Board approves an equity award at such a time, the grant date is deferred until the fourth trading day after the conclusion of our trading blackout period. This practice avoids potential undue windfalls that may arise if equity grants are made shortly prior to the release of material non-public information. Beginning in fiscal year 2022, we expect annual equity grants to our NEOs to be typically made following the release of our annual earnings in January.
Anti-Hedging Policy. To promote alignment with the interests of our stockholders, under the Company’s Insider Trading Policy, our NEOs and our other staff are prohibited from engaging in hedging transactions related to Company securities, including put and call options and short sales.
No Tax Gross-Up for Change of Control. We are not party to any arrangements or agreements that require us to gross up executive officer taxes under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
Tax and Accounting Considerations. Although we consider the impact of tax and accounting consequences when developing and implementing our executive compensation programs, the Committee retains flexibility to make compensation decisions in its discretion regardless of the tax or accounting treatment. As a result of changes to Section 162(m) of the Code adopted as part of the Tax Cuts and Jobs Act in December 2017, compensation paid to covered employees is generally not deductible to the extent that it exceeds $1 million.

Employment Agreements. In November 2020, prior to the spin-off, we entered into an offer letter with Mr. Caldwell with respect to his continued service as CEO of Concentrix following the spin-off. The offer letter established Mr. Caldwell’s initial base salary and target SMIP award and provided for the grant of the equity awards described above under “Time-Based Equity Awards.” The offer letter also provides for certain payments to Mr. Caldwell in the event of a termination without cause and contains certain restrictive covenants, including non-competition and employee and client non-solicitation provisions, for the benefit of the Company. See “Potential Payments upon Termination or in Connection with a Change of Control.”
Other than Mr. Caldwell, we do not have employment agreements with any of our named executive officers who are U.S. residents. Consistent with general practice in the United Kingdom, our U.K. subsidiary has an employment agreement with Mr. Twomey, who is a U.K. resident, which provides for certain payments to Mr. Twomey in the event of a termination without cause and contains certain restrictive covenants, including non-competition and employee and client non-solicitation provisions, for the benefit of the Company. See “Potential Payments upon Termination or in Connection with a Change of Control.”

2021 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended November 30, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Chris Caldwell President and CEO	2021	775,000	—	10,549,966	999,988	2,712,500	—	50,283	15,087,737
	2020	575,000	—	—	—	1,150,000	—	6,997	1,731,997
	2019	608,173	—	4,007,871	999,996	1,307,543	—	20,900	6,944,483
Andre Valentine Chief Financial Officer	2021	599,625	—	1,999,923	—	839,475	—	31,062	3,470,085
	2020	585,000	526,500	—	—	—	76,982	2,530,325	3,718,807
	2019	585,000	443,215	1,099,879	—	—	100,844	2,534,792	4,763,730
Cormac Twomey(6) EVP, Global Operations and Delivery	2021	473,886	—	1,999,923	—	663,441	—	47,525	3,184,775
	2020	461,813	493,813	—	—	—	—	466,724	1,422,350
	2019	447,477	454,560	1,299,919	—	—	—	3,325,842	5,527,798
Rick Rosso EVP, Global Sales and Account Management	2021	475,000	—	1,999,923	—	665,000	—	45,253	3,185,176
	2020	435,000	425,000	—	—	—	—	38,912	898,912
	2019	435,000	377,500	899,944	—	257,125	—	25,701	1,995,270
Jane Fogarty EVP, Legal and Corporate Secretary	2021	100,962	—	249,912	—	52,500	—	—	403,374
Steve Richie(7) Former EVP, Legal and Corporate Secretary	2021	317,308	—	1,749,947	—	351,563	—	20,490	2,439,308
	2020	350,000	235,000	—	—	—	—	17,212	602,212
	2019	350,000	201,500	799,924	—	257,125	—	10,721	1,619,270
(1)    For fiscal year 2019, in the case of Mr. Caldwell, includes unused vacation payout.
(2)    Represents the aggregate fair values of stock awards and option awards granted to our named executive officers, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021.
(3)    For fiscal year 2021, represents performance-based awards under the SMIP earned in fiscal year 2021 and, other than Mr. Richie’s award, paid in fiscal year 2022.
(4)    Mr. Valentine’s accumulated benefit under the Convergys frozen defined benefit pension plan declined by $32,181 in fiscal year 2021. The pension plan, which includes a qualified and a non-qualified portion, was assumed by Concentrix in the Convergys acquisition. The assumptions used to calculate the change in pension value are described in Note 1 to the Pension Benefits table below.
(5)    The amounts shown in the All Other Compensation column for fiscal year 2021 include the following:

	Company Contributions to Defined Contribution Plans(a)	Dividend Payments on Unvested Restricted Stock(b)	Cash Settlement of Fractional Shares(c)	Life Insurance Premiums(d)	Taxes on Life Insurance Premiums(e)	Supplemental Long-Term Disability Premiums(f)	Perquisites and Other Personal Benefits(g)	Total
C. Caldwell	$11,200	$30,669	$152	$4,218	$4,044	—	—	$50,283
A. Valentine	$10,148	$6,187	$34	$7,320	$4,253	$3,120	—	$31,062
C. Twomey	$41,512	$5,945	$68	—	—	—	—	$47,525
R. Rosso	$11,200	$5,491	$51	$6,242	$2,624	$4,645	$15,000	$45,253
J. Fogarty	—	—	—	—	—	—	—	—
S. Richie	$11,200	$4,767	$34	$2,733	$1,756	—	—	$20,490

(a)    Represents matching contributions made to the NEO’s 401(k) Plan account or, in the case of Mr. Twomey, Company contributions to the Company’s defined contribution plan in the United Kingdom.
(b)    Represents dividends paid on unvested Concentrix restricted stock awards and unvested TD SYNNEX restricted stock awards held by the NEO. The dividends on the unvested TD SYNNEX restricted stock were paid by TD SYNNEX as the issuer of the equity, but the amounts are included in this column because the benefit relates to the NEO’s continuing employment (i.e., the restricted stock would be forfeited if the NEO’s employment with Concentrix terminates).
(c)    Represents the cash settlement of fractional shares following the conversion of certain TD SYNNEX RSUs to Concentrix RSUs in connection with the spin-off.
(d)    Represents group term life insurance premiums paid on behalf of the NEO.
(e)     Represents the payment of taxes incurred by the NEO in connection with the group term life insurance benefit.
(f)    Represents supplemental long-term disability premiums paid on behalf of the NEO.
(g)    Represents a cash allowance of $15,000 that is a legacy benefit from Mr. Rosso’s employment with IBM prior to the acquisition of the IBM CRM business.
(6)    Mr. Twomey’s fiscal year 2021 base salary, SMIP award and amounts included under “All Other Compensation” were paid in British pounds and converted to the U.S. dollar amounts included in the table by using the fiscal year-end exchange rate of 1 GBP to $1.3315.
(7)    Mr. Richie departed the Company in October 2021.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2021
The following table sets forth information regarding grants of plan-based awards to each of our named executive officers for the fiscal year ended November 30, 2021.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock(3) (#)	All Other Option Awards; Number of Securities Underlying Options(4) (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)
Chris Caldwell			968,750	1,937,500	2,906,250
	1/20/2021	12/1/2020				88,122			10,549,966
	1/20/2021	12/1/2020					26,212	119.72	999,988
Andre Valentine			299,813	599,625	899,438
	1/20/2021	12/1/2020				16,705			1,999,923
Cormac Twomey(6)			236,943	473,886	710,829
	1/20/2021	12/1/2020				16,705			1,999,923
Rick Rosso			237,500	475,000	712,500
	1/20/2021	12/1/2020				16,705			1,999,923
Jane Fogarty			112,500	225,000	337,500
	10/5/2021	9/22/2021				1,404			249,912
Steve Richie			140,625	281,250	421,875
	1/20/2021	12/1/2020				14,617			1,749,947
(1)     Represents the date on which the Compensation Committee took action to approve the corresponding equity award. All grants were made on the fourth trading day after the conclusion of the trading blackout period during which the awards were approved, consistent with our equity grant policy.
(2)    The amounts shown in these columns reflect each named executive officer’s threshold, target and maximum award under the SMIP, with the potential for each officer’s actual award under the plan to exceed or be less than the target depending upon company performance. The actual SMIP awards for fiscal year 2021 are reflected in the Non-Equity Incentive Plan Compensation column of the 2021 Summary Compensation Table.
(3)    Represents the number of shares of restricted stock granted to each NEO in fiscal year 2021. For Mr. Caldwell, 83,528 shares of restricted stock will vest 20% on each of the first five anniversaries of December 1, 2020, the effective date of the spin-off, and 4,594 shares of restricted stock will vest 20% on each of the first five anniversaries of October 7, 2020, the scheduled grant date for the fiscal year 2020 equity awards that were delayed due to the spin-off. For Messrs. Valentine, Twomey, Rosso and Richie, the restricted stock will vest 25% on each of the first four anniversaries of October 7, 2020. For Ms. Fogarty, the restricted stock will vest 25% on each of the first four anniversaries of the grant date.
(4)    Represents the number of shares underlying the stock option award granted to Mr. Caldwell in fiscal year 2021. The option award vests 20% on the one year anniversary of October 7, 2020 and the remainder on a monthly basis over the subsequent 48 months.
(5)     Represents the aggregate fair values of stock awards and option awards granted to our named executive officers, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021.
(6)    Mr. Twomey’s threshold, target and maximum SMIP award amounts were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.3315.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END
The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of November 30, 2021.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(3) ($)
Chris Caldwell	12,928	—	31.39	10/7/2024	—	—	—	—
	9,363	—	44.52	10/6/2025	—	—	—	—
	12,630	—	55.94	10/4/2026	—	—	—	—
	9,124	2,048	64.21	10/3/2027	—	—	—	—
	28,249	17,559	37.94	10/11/2028	—	—	—	—
	12,525	17,532	55.12	10/2/2029	—	—	—	—
	5,678	20,534	119.72	1/20/2031
	—	—	—	—	93,610	15,539,260	—	—
	—	—	—	—	—	—	14,007	2,325,162
Andre Valentine	—	—	—	—	14,973	2,485,518	—	—
Cormac Twomey	—	—	—	—	14,973	2,485,518	—	—
Rick Rosso	—	—	—	—	14,194	2,356,204	—	—
Jane Fogarty	—	—	—	—	1,404	233,064	—	—
Steve Richie	—	—	—	—	—	—	—	—
(1)    Prior to the spin-off, Mr. Caldwell was granted option awards by TD SYNNEX under its 2013 Stock Incentive Plan. In connection with the spin-off, each of these option awards was converted into a TD SYNNEX option and a Concentrix option with respect to the same number of shares as the original option, with an adjustment to the exercise prices to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off. This table reflects the converted Concentrix option awards granted under the Concentrix 2020 Stock Incentive Plan. All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares monthly thereafter over the following four-year period, except for the grant scheduled to expire on January 20, 2031, which vests as to 20% on the first anniversary of October 7, 2020, the scheduled grant date for the fiscal year 2020 equity awards that were delayed due to the spin-off, and 1/60th of the shares monthly thereafter over the following four-year period.
(2)    Reflects the aggregate unvested portion of the restricted stock award grants set forth in the below table.

Grant Date	C. Caldwell	A. Valentine	C. Twomey	R. Rosso	J. Fogarty
October 3, 2017	2,622	—	—	971	—
October 11, 2018	7,235	—	—	1,644	—
October 2, 2019	4,980	4,074	4,074	1,358	—
January 20, 2021	88,122	16,705	16,705	16,705	—
October 5, 2021	—	—	—	—	1,404
Total	102,959	20,779	20,779	20,678	1,404
Previously Vested	9,349	5,806	5,806	6,484	—
Remaining Unvested	93,610	14,973	14,973	14,194	1,404
Prior to the spin-off, Messrs. Caldwell and Rosso were granted restricted stock awards in 2017, 2018 and 2019 and Messrs. Valentine and Twomey were granted restricted stock awards in 2019 by TD SYNNEX under its 2013 Stock Incentive Plan. In connection with the spin-off, each award was converted into a TD SYNNEX award and a Concentrix award with respect to the same number of shares as the original award. This table reflects the converted Concentrix awards granted under the Concentrix 2020 Stock Incentive Plan. The 2017, 2018 and 2019 awards vest as to 20% of the shares on each of the first five anniversaries of the grant date. Of the restricted stock granted to Mr. Caldwell in 2021, 83,528 shares vests as to 20% on each of the first five anniversaries of December 1, 2020, the effective date of the spin-off, and 4,594 shares vests as to 20% on each of the first five anniversaries of October 7, 2020. The restricted stock awards granted to Messrs. Valentine, Twomey and Rosso in 2021 vest as to 25% on each of the first four anniversaries of October 7, 2020. The restricted stock award granted to Ms. Fogarty in 2021 vests as to 25% of the shares on each of the first four anniversaries of the grant date.
(3)    The market value of unvested restricted stock was determined by multiplying the number of shares or units shown by $166.00, the closing price of the Common Stock on November 30, 2021, the last trading day of fiscal year 2021.
(4)    Prior to the spin-off, Mr. Caldwell was granted an RSU award by TD SYNNEX on February 1, 2019 under its 2013 Stock Incentive Plan. In connection with the spin-off, the RSU award was converted into a Concentrix RSU award under the Concentrix 2020 Stock Incentive Plan, with an adjustment to the number of shares of Concentrix common stock to which the RSU award relates to preserve the value of the award. These RSUs vested in February 2022 based on the achievement of certain earnings per share and return on invested capital performance goals over the three-year period ended November 30, 2021. As this award was granted prior to the spin-off, performance was measured by the performance of TD SYNNEX prior to the spin-off and the combined TD SYNNEX and Concentrix performance after the spin-off. The table reflects the number of shares earned by Mr. Caldwell under the converted Concentrix award.

TD SYNNEX Equity Awards. In addition to the awards set forth above, each of Messrs. Caldwell, Valentine, Twomey and Rosso have unvested TD SYNNEX restricted stock awards, and Mr. Caldwell has TD SYNNEX option awards, that were granted by TD SYNNEX prior to our spin-off. In connection with the spin-off, these awards were converted into a TD SYNNEX award and a Concentrix award (reflected in the table above) with respect to the same number of shares as the original award, with an adjustment to the exercise prices of stock options to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off. Although these awards are issued in TD SYNNEX equity, vesting of the awards is based on continued service with Concentrix.
The outstanding TD SYNNEX awards held by our NEOs as of November 30, 2021 are as follows:

Name	Grant Date	TD SYNNEX Stock Option Awards(1)				TD SYNNEX Restricted Stock Awards(2)
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)
Chris Caldwell	10/7/2014	12,928	—	32.18	10/7/2024
	10/6/2015	9,363	—	45.64	10/6/2025
	10/4/2016	12,630	—	57.34	10/4/2026
	10/3/2017	9,124	2,048	65.83	10/3/2027	524	54,213
	10/11/2018	28,249	17,559	38.89	10/11/2028	2,894	299,413
	10/2/2019	12,525	17,532	56.50	10/2/2029	2,988	309,138
Andre Valentine	10/2/2019	—	—	—	—	2,444	252,856
Cormac Twomey	10/2/2019	—	—	—	—	2,444	252,856
Rick Rosso	10/3/2017	—	—	—	—	194	20,071
	10/11/2018	—	—	—	—	657	67,973
	10/2/2019	—	—	—	—	814	84,216
(1)    All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares monthly thereafter over the following four-year period.
(2)    The restricted stock vests ratably on an annual basis through the fifth anniversary of the grant date.
(3)    The market value of unvested restricted stock was determined by multiplying the number of shares shown by $103.46, the closing price of the common stock of TD SYNNEX on November 30, 2021, the last trading day of fiscal year 2021.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2021
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our NEOs during the fiscal year ended November 30, 2021.

Name	Option Awards		Stock Awards(1)(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Caldwell	—	—	89,375	13,899,782
Andre Valentine	—	—	19,080	3,029,368
Cormac Twomey	—	—	23,416	3,684,538
Rick Rosso	—	—	21,451	3,394,091
Jane Fogarty	—	—	—	—
Steve Richie	—	—	18,761	2,971,763
(1)    The value realized on vesting reflects the aggregate market value of the total shares of Common Stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of Common Stock for the payment of any tax obligation.
(2)    Our NEOs vested in the following shares of TD SYNNEX common stock during fiscal year 2021:

Name	Number of TD SYNNEX Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Chris Caldwell	3,569	375,974
Andre Valentine	815	86,325
Cormac Twomey	815	86,325
Rick Rosso	1,018	107,359
Jane Fogarty	—	—
Steve Richie	1,018	107,359
(a)    See “2021 Outstanding Equity Awards at Fiscal Year-End Table—TD SYNNEX Equity Awards” for information about the unvested TD SYNNEX equity awards held by our NEOs.
(b)    The value realized on vesting reflects the aggregate market value of the total shares of TD SYNNEX common stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of TD SYNNEX common stock for the payment of any tax obligation.

PENSION BENEFITS
The following table sets forth information, as of November 30, 2021, regarding the present value of the benefits that are expected to be paid to Mr. Valentine under the qualified and non-qualified portion of the Convergys Corporation defined benefit pension plan, which we assumed in our acquisition of Convergys in October 2018. None of our other NEOs participate in qualified or non-qualified defined benefit plans. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andre Valentine	Convergys Corporation Pension Plan	24	376,927	—
	Convergys Corporation Non-Qualified Excess Pension Plan	24	115,839	—
(1)    The present value of accumulated benefit was determined using a discount rate of 2.66% and assuming a 63% lump sum payment distribution at age 65 (the normal retirement age specified in the Convergys Corporation Pension Plan).
The Convergys Corporation Pension Plan is a cash-balance pension plan that was open to certain U.S.-resident employees of Convergys hired prior to April 1, 2007. The plan was frozen effective April 1, 2008, and no additional pension credits accrue for eligible employees. At the end of each year, active participants’ accounts are credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of their benefit in the form of a lump sum, or a joint and survivor annuity.
The non-qualified excess pension plan provides a pension benefit to employees, including Mr. Valentine, whose pension benefit under the Pension Plan is reduced or capped due to Internal Revenue Service limitations. Benefits are paid in ten annual installments or, if less, the number of annual installments (rounded up) equal to the value of the benefits divided by $50,000, commencing six months after a participant’s separation from service.
POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE OF CONTROL
The following summarizes the potential payments payable to our NEOs upon termination of employment or a change of control under individual agreements or the Concentrix Change of Control Severance Plan in effect as of the end of fiscal year 2021. Although much of the compensation for our NEOs is performance-based and contingent upon achievement of financial goals, we believe that change of control arrangements provide important protection to our NEOs, are generally consistent with the practice of our peer companies, and are appropriate for the attraction and retention of executive talent.
In November 2020, we entered into an offer letter with Mr. Caldwell with respect to his continued service as our CEO following the spin-off. Under the terms of the offer letter, if Mr. Caldwell’s employment is terminated without cause (other than for disability or death) and he signs a standard release of claims, he would be entitled to salary continuation for twelve months at a rate equal to the average of total salary and bonus over the prior three years and paid COBRA for 12 months. In addition, under our Change of Control Severance Plan and Mr. Caldwell’s offer letter, if any of Messrs. Caldwell, Valentine or Rosso or Ms. Fogarty is terminated without cause (including disability or death in the case of Mr. Caldwell) within two months before or 12 months after a change of control (including a voluntary termination because of a reduction in salary or position or a relocation) and they sign a standard release of claims, they would be entitled to salary continuation for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, at a rate equal to the average of total salary and bonus over the prior three years and paid COBRA for two years. Severance payments for these individuals would be delayed for six months following termination of employment to the extent required by Section 409A.

For Messrs. Valentine and Rosso and Ms. Fogarty, if employment with Concentrix is terminated other than a termination without cause within two months before or 12 months after a change of control, they would not be entitled to receive any severance benefits.
In January 2019, consistent with general practice in the United Kingdom, we entered into an employment agreement with Mr. Twomey, who is a U.K. resident. Under his employment agreement, upon a termination without cause, Mr. Twomey is entitled to (i) six months’ notice of termination or, in lieu of notice, payment of his base salary for such period, and (ii) a pro rata portion of his target bonus award through the date of termination. As a non-U.S. person, Mr. Twomey is not eligible to participate in the Change of Control Severance Plan.
The following table sets forth potential payments payable to our NEOs (other than Mr. Richie), under the circumstances described below, assuming that their employment was terminated or a change in control occurred on November 30, 2021. Mr. Richie departed Concentrix in October 2021 and received a cash award of $351,562, which represented his estimated prorated SMIP award based on the portion of fiscal year 2021 that he was employed by Concentrix and our expected SMIP performance.

Name	Benefit	Voluntary Termination ($)	Change of Control; No Termination ($)	Termination without Cause; No Change of Control ($)	Termination for Good Reason or without Cause Following Change of Control ($)
Chris Caldwell	Salary continuation	—	—	2,234,891	3,352,337
	Benefits continuation	—	—	44,610	89,220
	Total	—	—	2,279,501	3,441,557
Andre Valentine	Salary continuation	—	—	—	2,296,970
	Benefits continuation	—	—	—	62,861
	Total	—	—	—	2,359,831
Cormac Twomey(1)	Salary	—	—	710,843	710,843
	Bonus	—	—	473,895	473,895
	Total	—	—	1,184,738	1,184,738
Rick Rosso	Salary continuation	—	—	—	1,771,994
	Benefits continuation	—	—	—	58,443
	Total	—	—	—	1,830,437
Jane Fogarty	Salary continuation	—	—	—	562,500
	Benefits continuation	—	—	—	64,056
	Total	—	—	—	626,556
(1)    The amounts set forth in the table for Mr. Twomey were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.3315.
CEO PAY RATIO
Consistent with the rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculated our CEO-to-median employee pay ratio for 2021 in accordance with Item 402(u) of Regulation S-K. We believe that the CEO pay ratio disclosure provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To estimate the CEO pay ratio for fiscal year 2021, we first identified our median employee by examining the 2021 total fixed cash compensation (including base salary and fixed allowances but excluding variable incentive compensation) for all individuals, excluding our CEO, who were employed by us on September 1, 2021. We used total fixed cash compensation because it is applied consistently across our organization and the target values of the excluded elements do not differ materially for those employees who could constitute our median compensated employee. We included all employees, whether employed on a full-time, part-time, intern, temporary or seasonal basis, and annualized the compensation for any full-time employees that were not employed by us for all of 2021.

We did not exclude any employees working outside the United States and converted compensation paid in foreign currencies to U.S. dollar amounts using the applicable exchange rate at September 1, 2021. We did not make any assumptions, adjustments, or estimates with respect to total fixed cash compensation, except that we assumed that each intern, temporary or seasonal employee had total fixed cash compensation less than that of the median employee.
We employ approximately 290,000 people in more than 40 countries around the world, approximately 80% of which are located in Asia-Pacific or Latin America. After identifying our median employee based on total fixed cash compensation, we calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2021 was $5,384. Our CEO’s annual total compensation for 2021 was $15,087,737, as reflected in the 2021 Summary Compensation Table included in this Proxy Statement. As a result, we estimate that our CEO’s annual total compensation for 2021 was approximately 2,802 times that of our median employee’s annual total compensation for 2021. This ratio was affected by the factors discussed under “Compensation Discussion and Analysis—Elements of the Fiscal Year 2021 Compensation Program,” our mix of staff in different countries around the world, and currency exchange rates.
The CEO pay ratio disclosure rules of Item 402(u) of Regulation S-K provide significant flexibility regarding the methodology used to identify the median employee and calculate the median employee’s annual total compensation. Our methodology may differ materially from the methodology used by other companies to prepare their CEO pay ratio disclosures. Moreover, differences in employee populations, geographic locations, business strategies and compensation practices may contribute to a lack of comparability between our CEO pay ratio and the CEO pay ratio reported by other companies, including those within our industry.
GENERAL INFORMATION
Concentrix will pay the costs of soliciting proxies on behalf of the Board. In addition to solicitation by mail, Concentrix officers and employees may solicit proxies personally, electronically or by telephone. The Company will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Common Stock.
At the time this Proxy Statement was released on February 9, 2022, the Company knew of no other matters that might be presented for action at the Annual Meeting, other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, the Common Stock represented by proxies may be voted with respect thereto in the discretion of the persons named as proxies.
2023 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders must be received by the Company on or before October 12, 2022 and must otherwise comply with SEC rules relating to stockholder proposals, including with respect to the types of stockholder proposals that are appropriate for inclusion in a proxy statement. If a stockholder notifies the Company after December 26, 2022 of the intent to present a proposal, the persons named as the Company’s proxies for the 2023 Annual Meeting of Stockholders will be permitted to exercise discretionary voting authority with respect to that proposal even if the matter is not discussed in the Company’s proxy statement for that meeting. Submitting a proposal does not guarantee that it will be included in the Company’s proxy statement nor that the proposal may be raised at the Annual Meeting of Stockholders. Proposals or notices should be sent to our Corporate Secretary at the following address: Corporate Secretary, Concentrix Corporation, 44111 Nobel Drive, Fremont, California 94538.
Important Notice Regarding Delivery of Stockholder Documents
To eliminate duplicate mailings, conserve natural resources and reduce printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to stockholders who share the same address and who have the same last name or consent in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.

If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above or by writing to our Corporate Secretary at Concentrix Corporation, 44111 Nobel Drive, Fremont, California 94538. We will deliver the requested additional copy promptly following our receipt of your request.
Information Requests
Upon written request to Concentrix Corporation, 201 East 4th Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K, this Proxy Statement, any committee charter, the Governance Guidelines, or the Code of Ethical Business Conduct. Copies of the exhibits to the Form 10-K will be provided to any requesting stockholder if the stockholder agrees to reimburse us for our reasonable costs in providing such exhibits. The reports and documents referenced in this paragraph are also available on the Investor Relations section of the Company’s website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

	SCAN TO	w
VIEW MATERIALS & VOTE

CONCENTRIX CORPORATION 44111 NOBEL DRIVE FREMONT, CA 94538
VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on March 21, 2022 for shares held directly and by 11:59 p.m. Eastern Daylight Time on March 17, 2022 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CNXC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on March 21, 2022 for shares held directly and by 11:59 p.m. Eastern Daylight Time on March 17, 2022 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONCENTRIX CORPORATION

The Board of Directors recommends you vote FOR all of the nominees and FOR Proposals 2 and 3.
				For	Against	Abstain
1.Election of eight directors for one-year terms expiring at the Annual Meeting of Stockholders in 2023 or until their respective successors are duly elected and qualified:			2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and

	For	Withhold
1a. Christopher Caldwell			3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

1b. Teh-Chien Chou

1c. LaVerne Council

1d. Jennifer Deason

1e. Kathryn Hayley

1f. Kathryn Marinello

1g. Dennis Polk
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h. Ann Vezina

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Annual Report and Proxy Statement is available at www.proxyvote.com

CONCENTRIX CORPORATION Annual Meeting of Stockholders March 22, 2022 10:00 a.m., EDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Caldwell, Jane Fogarty and Andre Valentine, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CONCENTRIX CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on March 22, 2022, virtually at www.virtualshareholdermeeting.com/CNXC2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side